BTCW

WisdomTree Bitcoin Fund

The Fund is anticipated to launch tomorrow, January 11.

The WisdomTree Bitcoin Fund is an exchange-traded fund whose investment objective is to gain exposure to the price of bitcoin, less expenses and liabilities, by holding bitcoin. The Fund will generally value its shares daily using an independently calculated value based on an aggregation of executed trade flow of major bitcoin spot exchanges.

HOW TO BUY BTCW

Why BTCW?

- Gain exposure to movements in the price of bitcoin
- Use to complement exposures to traditional asset classes, like equities and bonds, with an exposure that may move differently as economic and market conditions change.
- Use to satisfy demand for a way to access exposure to bitcoin through the ETF wrapper on traditional platforms where US investors are able to trade other ETFs

BTCW INFORMATION AND RESEARCH

Prospectus

NET ASSET VALUE | PERFORMANCE | TOTAL RETURNS | AFTER TAX RETURNS | ALL HOLDINGS | CURRENT DAY HOLDINGS | HOLDINGS SUMMARY | RECENT DISTRIBUTIONS

Fund Overview

Profile	As of 01/08/2024
Expense Ratio	
Net Expense Ratio, amount charged to shareholder¹	0%
Gross Expense Ratio	0.30%
CUSIP	97720F101
Total Assets (000)	$0.00
Shares Outstanding	00
Distribution Yield	0.00%
SEC 30-day Yield	0.00%
Options Available*	No
Inception Date	01/11/2024

Trading Information	As of 01/08/2024
Lead Market Maker	
NAV Symbol	BTCW.NV
Shares Out. Symbol	BTCW.SO

¹The Net Expense Ratio reflects a waiver of 0.30% as the Sponsor has contractually agreed that for a six-month period commencing January 11, 2024, the Sponsor will waive the entire Sponsor's Fee for the first $1.0 billion of the Fund's assets.

Net Asset Value

Net Asset Value	As of 12/29/2023
NAV	N/A
Change	N/A
Change %	N/A
Premium/Discount to NAV	N/A

Closing Market Price

Closing Market Price	As of 12/29/2023
Closing Market Price	N/A
Change	N/A
Change %	N/A
Median Bid/Ask Spread (30-Day Avg.)	N/A

View NAV, Market Price and Premium/Discount History

Growth Of Hypothetical 10K

NAV | Market | Comparison

1M | 1M | 3M | 6M | 1Y | YTD | Since Inception | Custom

WisdomTree Bitcoin Fund (BTCW)

N/A | N/A

Results are not indicative of future performance.

Total Returns

Month End Performance (11/30/2023)	NAV Returns	Market Price Returns
Cumulative		
1 Month	N/A	N/A
3 Month	N/A	N/A
YTD	N/A	N/A
Since Inception*	N/A	N/A
Average Annual		
1 Year	N/A	N/A
3 Year	N/A	N/A
5 Year	N/A	N/A
10 Year	N/A	N/A
Since Inception*	N/A	N/A

Quarter End Performance (09/30/2023)	NAV Returns	Market Price Returns
Cumulative		
Since Inception*	N/A	N/A
Average Annual		
1 Year	N/A	N/A
3 Year	N/A	N/A
5 Year	N/A	N/A
10 Year	N/A	N/A
Since Inception*	N/A	N/A

* Fund Inception Date 12/31/2023

Performance is historical and does not guarantee future results. Current performance may be lower or higher than quoted. Investment returns and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Performance data for the most recent month-end is available above.

WisdomTree shares are bought and sold at market price (not NAV) and are not individually redeemed from the Fund. Total Returns are calculated using the daily 4:00pm net asset value (NAV). Market price returns reflect the midpoint of the bid/ask spread as of the close of trading on the exchange where Fund shares are listed. Market price returns do not represent the returns you would receive if you traded shares at other times.

After Tax Returns

Month End Performance (11/30/2023)	After Tax Held	After Tax Sold
Cumulative		
1 Month	N/A	N/A
3 Month	N/A	N/A
Since Inception*	N/A	N/A
Average Annual		
1 Year	N/A	N/A
3 Year	N/A	N/A
5 Year	N/A	N/A
10 Year	N/A	N/A
Since Inception*	N/A	N/A

Quarter End Performance (09/30/2023)	After Tax Held	After Tax Sold
Cumulative		
Since Inception*	N/A	N/A
Average Annual		
1 Year	N/A	N/A
3 Year	N/A	N/A
5 Year	N/A	N/A
10 Year	N/A	N/A
Since Inception*	N/A	N/A

* Fund Inception Date 12/31/2023

Performance is historical and does not guarantee future results. Current performance may be lower or higher than quoted. Investment returns and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Performance data for the most recent month-end is available above.

WisdomTree shares are bought and sold at market price (not NAV) and are not individually redeemed from the Fund. Total Returns are calculated using the daily 4:00pm net asset value (NAV). Market price returns reflect the midpoint of the bid/ask spread as of the close of trading on the exchange where Fund shares are listed. Market price returns do not represent the returns you would receive if you traded shares at other times.

After Tax Held Returns represent return on Fund shares after taxes on distributions and assumes Fund shares have not been sold. After Tax Sold Returns represent returns on Fund shares after taxes on distributions and the sale of the Fund shares.

After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on the investor's individual tax rates and may differ from those shown.

In some cases the return after taxes may exceed the return before taxes due to an assumed tax benefit from any losses on a sale of fund shares at the end of the measurement period.

Premium/Discount

$ | %

1M | 1M | 3M | 6M | 1Y | YTD | Previous Year | Q1 | Q2 | Q3 | Since Inception | Custom

AS OF N/A | DISCOUNT N/A | YTD HIGH N/A | YTD LOW N/A | YTD AVERAGE N/A

	2023	Q1	Q2	Q3
Days traded at a premium	N/A	N/A	N/A	N/A
Days traded at a discount	N/A	N/A	N/A	N/A

View NAV History
View NAV and Premium/Discount History

Holdings

As of 01/08/2024


Weight of Top 1 Within Portfolio
100.00%

Name	Weight (%)
CME CF BTC-USD REF RATE INDEX	100.00%

*Holdings are subject to change without notice.

Recent Distributions

Ex-Dividend Date	Record Date	Payable Date	Ordinary Income	Short Term Capital Gains	Long Term Capital Gains	Return of Capital	Total Distribution
N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

View Distribution History

Important Risk Information

This information must be preceded or accompanied by a prospectus, click here to view or download prospectus. We advise you to consider the fund's objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the fund. Please read the prospectus carefully before you invest.

Bitcoin and, accordingly, the WisdomTree Bitcoin Fund, which holds bitcoin, are highly speculative and involve a high degree of risk, including the potential for loss of the entire investment. An investment in the WisdomTree Bitcoin Fund involves significant risks (including the potential for quick, large losses) and may not be suitable for all shareholders. You should carefully consider whether your financial condition permits you to invest in the WisdomTree Bitcoin Fund and you should be willing to accept more risk than may be involved with other exchange traded products or ETFs that do not hold bitcoin.

Bitcoin Risk. Extreme volatility of trading prices that many digital assets, including bitcoin, have experienced in recent periods and may continue to experience, could have a material adverse effect on the value of the Shares and the Shares could lose all or substantially all of their value. The value of the Shares is dependent on the acceptance of digital assets, such as bitcoin, which represent a new and rapidly evolving industry. Digital assets such as bitcoin were only introduced within the past two decades, and the medium-to-long term value of the Shares is subject to a number of factors relating to the capabilities and development of blockchain technologies and to the fundamental investment characteristics of digital assets. Regulatory changes or actions may affect the value of the Shares or restrict the use of bitcoin, mining activity or the operation of the Bitcoin Network or the Digital Asset Markets in a manner that adversely affects the value of the Shares. Digital Asset Platforms may experience fraud, business failures, security failures or operational problems, which may adversely affect the value of bitcoin and, consequently, the value of the Shares.

The WisdomTree Bitcoin Fund is not a fund registered under the Investment Company Act of 1940, as amended ("1940 Act"), and is not subject to regulation under the 1940 Act, unlike most exchange traded products or ETFs. The WisdomTree Bitcoin Fund is also not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and the sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or commodity trading advisor. The WisdomTree Bitcoin Fund's shares are neither interests in nor obligations of the sponsor or the trustee or any of their affiliates.

The WisdomTree Bitcoin Fund has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the WisdomTree Bitcoin Fund has filed with the SEC for more complete information about the WisdomTree Bitcoin Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the WisdomTree Bitcoin Fund will arrange to send you the prospectus if you request it by calling toll free at 1-866-909-9473.

There can be no assurance that the fund will achieve its investment objective.

An investment in the Fund comes with it the inherent risks associated with investments in bitcoin, the trading price for which have exhibited high levels of volatility and may continue to do so. Because of such volatility, Shareholders could lose all or substantially all of their investment in the Fund.

Foreside Fund Services, LLC, is the Marketing Agent for the WisdomTree Bitcoin Fund (BTCW).

Neither WisdomTree, Inc., nor its affiliates, nor Foreside Fund Services, LLC, or its affiliates provide tax advice. All references to tax matters or information provided on this site are for illustrative purposes only and should not be considered tax advice and cannot be used for the purpose of avoiding tax penalties. Investors seeking tax advice should consult an independent tax advisor.

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